                                                                   Exhibit 99

      OWENS-ILLINOIS REPORTS INCREASED SALES AND EARNINGS IN FIRST QUARTER

    Toledo, Ohio, April 23, 1998 -- Owens-Illinois, Inc., (NYSE: OI) today reported increased sales and earnings for the first quarter of 1998.

    Owens-Illinois reported first quarter net earnings of $80.4 million or $0.56 per share (diluted). The net earnings include a one-time benefit of $0.10 per share (diluted) related to a tax rate reduction in Italy. In the first quarter of 1997, the company reported net earnings of $54.6 million, or $0.44 per share (diluted). Excluding the effect of certain unusual items, 1997 first quarter earnings were $0.38 per share (diluted).

    Net sales rose to $1.099 billion, up from $1.056 billion in the first quarter of 1997.

    Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "Our improved sales and earnings again reflect the results of our focus on the fundamentals of quality, productivity, and cost control. We will continue to pursue our strategy to meet the growing worldwide demand for quality packaging by increasing the capacity of existing operations in key locations and through strategic acquisitions, including our previously announced agreement to acquire the worldwide glass and plastics packaging businesses of BTR plc." Owens-Illinois has achieved double-digit percentage increases in earnings from continuing operations, excluding the effects of unusual items, in each of the past six years, with improved year-over-year results in 25 consecutive quarters.

    The domestic glass container operations reported increased sales and operating profit, reflecting higher unit sales volumes and improved operating efficiencies. Increased shipments of bottles for the beer, tea and juice, and liquor and wine industries all contributed to the improved first quarter results.

    The international operations reported increased sales and operating profit due in part to the effects of the February 1997 acquisition of AVIR S.p.A., the largest glass container company in Italy. The performance of the international operations also benefited from improved results in Latin America, Central and Eastern Europe, and Asia, exclusive of unusual items.

    Higher sales of plastic containers were partially offset by lower sales of prescription containers, reflecting strong sales in the first quarter of 1997 in advance of a price increase. Lower shipments of prescription and related closure products resulted in lower 1998 operating profit for plastics packaging, exclusive of unusual items.

    First quarter 1998 interest expense decreased approximately $20 million from that of the first quarter of 1997. This decrease is the result of the refinancing initiated in the second quarter of 1997.



                               Page 5 of 10 pages

    The effective tax rate for the first quarter of 1998, excluding the effects of the reduction in Italy's statutory income tax rate, was 37.5%. This compares with 34.1% for the full year 1997, excluding the effect of the gain on the 1997 sale of the remaining 49% interest in Kimble Glass. The increase in the 1998 rate is primarily the result of the non-recurrence of certain foreign tax credits which benefited 1997 results.

Unusual Items

    The 1998 net earnings include a tax benefit of $15.1 million, or $0.10 per share (diluted), to adjust net deferred income tax liabilities as a result of a reduction in Italy's statutory income tax rate. The 1998 net earnings also include an unusual gain of $18.5 million ($11.4 million aftertax) related to the termination of a license agreement under which the company had produced plastic multipack carriers for beverage cans. This net gain includes charges for related equipment writeoffs and capacity adjustments. The net gain realized on the termination of the license agreement was substantially offset by unusual charges for the settlement of certain environmental litigation and for severance costs at certain international affiliates totaling $10.1 million, net of tax.

    The 1997 unusual items include a net gain of $16.3 million on the sale of the remaining 49% interest in Kimble Glass, partially offset by unusual charges, net of tax, totaling $8.7 million. The net aftertax amount of the 1997 unusual items was a credit of $7.6 million, or $0.06 per share (diluted).

Company Profile

    Owens-Illinois is the largest manufacturer of glass containers in North America, South America, and India, and the second-largest in Europe. O-I also manufactures plastic containers, plastic closures, plastic prescription containers, labels, and multipack plastic carriers for beverage containers.



CONTACT:  Owens-Illinois, John Hoff, 419-247-1203

















                               Page 6 of 10 pages

                         OWENS-ILLINOIS, INC.
              Condensed Consolidated Results of Operations
             (Millions of dollars, except per share amounts)

                                       Three Months ended March 31,
                                     --------------------------------
                                          1998             1997
                                        --------         --------

Net sales                               $1,098.5         $1,056.3
                                        ========         ========

Earnings before interest expense,
  income taxes and minority
  share owners' interests (a)           $  182.3         $  170.3

Interest expense                            65.2             85.9
                                        --------         --------
Earnings before items below                117.1             84.4

Provision for income taxes (b)              28.8             23.4

Minority share owners' interests
  in earnings of subsidiaries                7.9              6.4
                                        --------         --------
Net earnings                            $   80.4         $   54.6
                                        ========         ========


Basic net earnings per share
  of common stock                       $   0.57         $   0.44
                                        ========         ========
Weighted average shares
   outstanding (000s) (c)                140,620          121,813
                                         =======          =======
Diluted net earnings per share
  of common stock                       $   0.56         $   0.44
                                        ========         ========
Weighted diluted average
  shares (000s) (c)                      142,405          124,469
                                         =======          =======

(a) Amount for 1998 includes: (1) a gain of $18.5 million ($11.4 million aftertax) related to the termination of a licensing agreement, including charges for related equipment writeoffs and capacity adjustments, and
(2) charges totaling $16.3 million ($10.1 million aftertax) for the settlement of certain environmental litigation and severance costs at certain international affiliates.

    Amount for 1997 includes: (1) a gain of $16.3 million ($16.3 million aftertax) on the sale of the remaining 49% interest in Kimble Glass, and
(2) charges of $14.1 million ($8.7 million aftertax) principally for guarantees of certain obligations of a business divested several years ago.

                               Page 7 of 10 pages

(b) Amount for 1998 includes a credit of $15.1 million, or $0.10 per share (diluted), to adjust net deferred income tax liabilities as a result of a reduction in Italy's statutory income tax.

(c) The increase in average shares outstanding from 1997 to 1998 resulted primarily from the issuance of approximately 16.9 million shares in the second quarter of 1997 in connection with a refinancing.














































                               Page 8 of 10 pages

                         OWENS-ILLINOIS, INC.
               Consolidated Supplemental Financial Data
                   (Preliminary - subject to change)
                          Millions of Dollars

                                              Three Months Ended
                                                   March 31,
                                           ------------------------
                                             1998            1997
                                           --------        --------
Net sales:
  Glass Containers                         $  812.4        $  775.6
  Plastics Packaging                          285.7           280.4
  Eliminations and other                         .4              .3
                                           --------        --------
Consolidated total                         $1,098.5        $1,056.3
                                           ========        ========

Operating profit (a):
  Glass Containers                         $  111.5        $  101.1
  Plastics Packaging                           67.3            51.7
  Eliminations and other
    retained costs (b)                         (7.1)             .9
                                           --------        --------
Consolidated total                         $  171.7        $  153.7
                                           ========        ========

Equity earnings                            $    4.7        $    8.8
                                           ========        ========

Amortization of
  deferred costs                           $   15.1        $   14.3
                                           ========        ========

Depreciation                               $   74.9        $   67.7
                                           ========        ========

Additions to property,
  plant, and equipment                     $  112.0        $   76.6
                                           ========        ========


                                           March 31,       March 31,
                                             1998            1997
                                           --------        --------

Total debt                                 $3,387.9        $3,569.6
                                           ========        ========

Share owners' equity                       $1,385.3        $  757.3
                                           ========        ========


                               Page 9 of 10 pages

(a) Operating profit for 1998 includes: (1) a gain of $18.5 million ($11.4 million aftertax) related to the termination of a licensing agreement, including charges for related equipment writeoffs and capacity adjustments, and (2) charges totaling $16.3 million ($10.1 million aftertax) for the settlement of certain environmental litigation and severance costs at certain international affiliates, as follows:

                    Glass Containers          $(7.8)
                    Plastics Packaging         18.5
                    Eliminations and other
                      retained costs           (8.5)
                                              -----
                    Total                     $ 2.2
                                              =====

(b) Operating profit for 1997 includes: (1) a gain of $16.3 million ($16.3 million aftertax) on the sale of the remaining 49% interest in Kimble Glass, and (2) charges of $14.1 million ($8.7 million aftertax) principally for guarantees of certain obligations of a business divested several years ago.


































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